Exhibit 99.1
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2010 FIRST QUARTER RESULTS
New York, May 3, 2010. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the first quarter ended March 31, 2010. The Company reported net income of $6.8 million, or $.78 per diluted share for the three months ended March 31, 2010, compared with net income of $3.5 million, or $.40 per diluted share, for the first quarter of 2009. Book value per share, calculated on a fully diluted basis, increased to $25.36 at March 31, 2010 from $24.84 at December 31, 2009.
Net income for the first quarter ended March 31, 2010 included tax benefits of $3.2 million, or $.37 per diluted share, primarily as a result of the reversal of the deferred tax valuation allowance previously provided for capital losses that are now considered ordinary. There were no tax benefits recorded from the reversal of the deferred tax valuation allowance during the first quarter ended March 31, 2009.
INSURANCE OPERATIONS
Gross premiums written totaled $70.5 million and net premiums written totaled $60.1 million for the first quarter of 2010, compared with gross premiums written of $67.7 million and net premiums written of $53.0 million during the first quarter of 2009. This represented increases of 4% and 13%, respectively. The increases in gross and net premiums written were largely derived from both growth in MMO Agencies and commercial auto liability writings.
Net premiums earned increased by 9% to $43.7 million for the first quarter of 2010, when compared with net premiums earned of $40.1 million during the first quarter of 2009.
The Company’s combined ratio was 103.1% for the three months ended March 31, 2010 as compared with 99.7% for the same period of 2009.
Favorable loss reserve development amounted to $2.7 million and $3.1 million during the first quarter of 2010 and 2009, respectively, primarily as a result of overall favorable loss reporting trends.
INVESTMENTS
Net investment income amounted to $7.0 million for the first quarter of 2010 as compared with net investment income of $6.6 million for the same period of 2009.
Net investment income for the quarter ended March 31, 2010 and 2009 includes $4.7 million and $1.2 million, respectively, of income from limited partnerships. There was no net investment income recorded from trading securities for the quarter ended March 31, 2010 as compared to $3.1 million for the quarter ended March 31, 2009, which resulted primarily from increases in the market value of tax-exempt securities.

Net realized investment gains after impairment were $1.5 million for the first quarter of 2010, as compared with net realized investment losses after impairment of $(417,000) for the same period of 2009.
The net realized investment gains for the quarter ended March 31, 2010 resulted primarily from the sale of selected U.S. Treasury securities.
The net realized investment losses for the quarter ended March 31, 2009 resulted primarily from the sale of selected municipal securities, which were partially offset by realized investment gains arising from principal collections on the Company’s residential mortgage backed securities.
At March 31, 2010 the Company’s total cash and investments amounted to $662.2 million. The investment portfolio at March 31, 2010 consisted of cash and short-term investments of $77.7 million, or 11.7%; fixed maturities and other debt investments of $387.1 million, or 58.5%; and limited partnership hedge funds and equity securities of $197.4 million, or 29.8%.
MANAGEMENT COMMENT
George Trumbull, President and Chief Executive Officer, in commenting on the quarter said, “We are pleased with the Company’s results for the first quarter ended 2010. Insurance markets remain competitive and challenging, but we are maintaining underwriting discipline as evidenced by our excellent loss ratio of 53.9%. We remain focused on increasing premium volume where we believe underwriting profits can be achieved, and declining underpriced business. We continue to be optimistic about the growth in premiums from MMO Agencies, which recorded $5.4 million during the first quarter of 2010. Our investment results have been excellent this quarter largely due to strong returns from limited partnerships. Our expense ratio continues to be a problem, but we believe that by increasing premium volume in the coming quarters as well as by aggressively pursuing opportunities to reduce our operating expenses, we will be able to reduce this ratio.”
Commenting further, Mr. Trumbull said of the oil rig explosion in the Gulf of Mexico, “Our analysis to date is that the Company’s current exposure to claims related to this loss is slightly more than $1.2 million, net of reinsurance.”
NYMAGIC, INC. will hold a conference call on its first quarter 2010 financial results live on Tuesday, May 4, 2010 at 9:00 A.M. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 72379233 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 72379233.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding losses related to the attacks of September 11, 2001, as well as those associated with catastrophic hurricanes, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Net premiums earned	$43,705	$40,130
Net investment income	7,045	6,552
Net realized investment gains (losses) after impairment	1,524	(417)
Commission and other income	4	5

Total revenues	52,278	46,270

Expenses:
Net losses & loss adjustment exp.	23,537	20,682
Policy acquisition expenses	10,233	9,297
General & administrative expenses	11,272	10,044
Interest expense	1,683	1,680

Total expenses	46,725	41,703

Income before income taxes	5,553	4,567

Total income tax (benefit) expense	(1,294)	1,089

Net income	$6,847	$3,478

Earnings per share:
Basic	$.81	$.41

Diluted	$.78	$.40

Weighted average shares outstanding:
Basic	8,473	8,411
Diluted	8,749	8,590

	March 31,	December 31,
Balance sheet data:	2010	2009
Shareholders’ equity	$222,941	$216,010
Book value per share (1)	$25.36	$24.84

(1)	Calculated on a fully diluted basis.

Supplementary information:
NYMAGIC Gross Premiums Written

	Three months ended March 31,
By Segment	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$17,655	$20,084	-12%
Inland marine/fire	5,585	6,196	-10%
Other liability	47,116	41,300	14%

Subtotal	70,356	67,580	4%
Aircraft	115	84	NM

Total	$70,471	$67,664	4%

NYMAGIC Net Premiums Written

	Three months ended March 31,
By Segment	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$13,266	$14,218	-7%
Inland marine/fire	2,779	1,907	46%
Other liability	43,972	36,916	19%

Subtotal	60,017	53,041	13%
Aircraft	116	(26)	NM

Total	$60,133	$53,015	13%

NYMAGIC Net Premiums Earned

	Three months ended March 31,
By Segment	2010	2009	Change
	(Dollars in thousands)
Ocean marine	$12,385	$13,289	-7%
Inland marine/fire	2,015	1,182	71%
Other liability	29,277	25,686	14%

Subtotal	43,677	40,157	9%
Aircraft	28	(27)	NM

Total	$43,705	$40,130	9%

Net investment income results:

	Three months ended
	March 31,
	2010	2009
	(in millions)
Fixed maturities, held to maturity	$0.3	$0.6
Fixed maturities, available for sale	2.5	2.0
Fixed maturities, trading securities	—	3.1
Short-term investments	—	0.2
Equity in earnings of limited partnerships	4.7	1.2
Commercial loans	0.1	0.1

Total investment income	7.6	7.2
Investment expenses	(0.6)	(0.6)

Net investment income	$7.0	$6.6

CONTACT:
NYMAGIC, INC.
A. George Trumbull, 212-551-0610
     or
Tiberend Strategic Advisors
Gregory Tiberend, 212-827-0020